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                                                                    EXHIBIT 10.2

                    EMPLOYMENT AND NONCOMPETITION AGREEMENT


         THIS AGREEMENT dated as of June 22, 1996 by and among Sanifill, Inc., a Delaware corporation ("Sanifill"), USA Waste Services, Inc., a Delaware corporation ("USA"), and Lorne D. Bain, an individual residing in Houston, Texas ("Bain").

                                R E C I T A L S:

         USA is acquiring through merger into one of its wholly-owned subsidiaries all of the stock of Sanifill; and

         Bain is the Chairman of the Board and Chief Executive Officer of Sanifill; and

         USA and Sanifill desire to retain the services and assistance of Bain as an employee for a significant period after consummation of the acquisition of Sanifill by USA and to secure from Bain a noncompetition agreement which will supplant Bain's existing non-competition agreement with Sanifill, the terms of which will, among other things, increase the length of the restriction term, increase the breadth of the location in which such restrictions apply and broaden the scope of activities restricted; and

         Bain is willing to provide services and assistance to USA and Sanifill for such a significant period and is agreeable to entering into a noncompetition agreement; and

         Bain has certain contractual relationships with Sanifill concerning his employment and compensation; and

         USA, Sanifill and Bain desire to enter into this Agreement which will amend, as specifically stated herein, certain contractual agreements between Bain and Sanifill.

         NOW, THEREFORE, it is hereby covenanted and agreed by and among the parties as follows:

         1. Employment: USA and Sanifill (the "Companies") hereby retain and engage Bain as an employee to provide services and advice during the term of this Agreement hereinafter stated and subject to the further terms and conditions of this Agreement. Bain hereby agrees to provide such services during the term of this Agreement hereinafter stated and subject to the further terms and conditions of this Agreement.

         2. Employment Term: The employment period ("Employment Period") shall commence upon the consummation of the acquisition of the stock of Sanifill by USA through merger of Sanifill with a wholly-owned subsidiary of USA (the "Merger") pursuant to that certain Agreement and Plan of Merger of even date herewith ("Merger Agreement") by and among USA, Quatro Acquisition Corp., and Sanifill ("Employment Commencement Date") and shall end on the earlier of (i) the first anniversary of the Employment Commencement Date or such subsequent anniversary thereof as may be selected by the Companies provided they give Bain notice thereof at least 60 days prior to the
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then-scheduled termination of the Employment Period or (ii) such earlier date, if any, as may be selected by Bain provided he gives 30 days' notice thereof to the Companies ("Employment Termination Date").

         3. Employment Duties and Services: During the Employment Period Bain shall provide advice and services to assist with the integration of the Companies following the consummation of the Merger, as well as such other services as reasonably requested from time to time by the chief executive officer of USA. The services to be provided shall be commensurate with Bain's training, background and experience as an experienced and highly sophisticated executive in the waste management business, and shall be of a type that might reasonably be expected to be provided by a senior executive of a publicly traded company (such duties and services are hereinafter sometimes referred to as "Employment Services"). In providing the Employment Services, Bain shall not be called upon to travel excessively or remain apart from his principal place of residence (which is presently in Houston, Texas and may be changed by Bain in his sole discretion) for unreasonably extended periods and the parties contemplate that in the usual course the Employment Services will be performed either at the location of Bain's choice (including from his residence) or at USA's principal executive offices (which are being relocated to Houston, Texas to the present executive offices of Sanifill). All services provided by Bain hereunder shall be in the capacity of a common law employee of USA, and in connection therewith Bain shall be subject to the direction of the chief executive officer of USA with respect to both the manner in which he performs his duties hereunder and the results to be accomplished thereby.

         4. Compensation: (a) For and in consideration of the agreement by Bain to provide the Employment Services and to be available to perform such services, USA and Sanifill hereby jointly and severally agree to provide the following compensation:

                 (i) During the Employment Period, Bain shall be paid $41,666.67 on a monthly basis (or $19,230.77 on a biweekly basis), in arrears.

                 (ii) During the Employment Period, Bain shall be provided health, hospitalization and major medical insurance or equivalent coverage not less favorable to Bain and his family than that presently available to Bain under Sanifill's medical benefits plans, at no premium cost to Bain; provided, Bain shall not be required to participate, as a condition to maximum medical benefits, in any health maintenance organization, preferred provider arrangement or any other similar program or practice that might restrict Bain's selection of medical services providers. Such coverage shall be continued for the entire period for the benefit of Bain's family even should Bain die prior to the Employment Termination Date.

                 (b) In consideration of Bain agreeing to the noncompetition provisions of paragraph 7, commencing with August 26, 2001, the day on which Bain becomes 60 years old ("Annuity Commencement Date"), USA hereby agrees to pay Bain $25,000 on a monthly basis, in arrears ("Primary Annuity"). The Primary Annuity shall be paid until and terminate on the last day of the month during which the death of Bain occurs ("Primary Annuity





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Termination Date"). Commencing with the day after the Primary Annuity
Termination Date (or, if Bain dies before reaching age 60, commencing with the date on which he would have become 60 years old), if Bain was married to his present wife, Michelle Bain, on the date of his death ("Spouse"), such spouse shall be paid on a monthly basis, in arrears, $12,500 ("Spouse Annuity"). The Spouse Annuity shall be paid until and terminate upon the last day of the month during which the death of Spouse occurs.

         5. Office and Secretary: During the Employment Period, Bain shall be provided with appropriate office space and secretarial assistance.

         6. Expenses: Bain shall be promptly reimbursed for all reasonable expenses incurred in performing Employment Services.

         7. Noncompetition: (a) Bain covenants and agrees that except in connection with his duties under this Agreement, during a period of 10 years commencing with the Employment Commencement Date (the "Non-Compete Term") he will not, without the prior written consent of the board of directors of USA
(1) engage directly or indirectly as an officer, director, employee, consultant, partner, agent, independent contractor, advisor, shareholder exceeding 1/2% of the capital stock or for reasons other than passive investment, or owner in any business entity or venture (i) in substantial competition with the business of USA or its affiliates (for purposes of this paragraph USA and its affiliates shall be collectively referred to as the "Company") as that business is constituted from time to time within a 75 mile radius of the home offices of the Company or any location where the Company is engaged in business or (ii) which acquires or attempts to acquire a business which was considered for acquisition by the Company during the Non- Compete Term and which the Company is then continuing to pursue as a prospective acquisition; (2) call upon any customers of the Company for the purposes of soliciting or selling any services nor (3) solicit, take away, hire, employ or endeavor to employ any person who is an employee of the Company at that time.

                 (b) For purposes of this Agreement "soliciting" or "selling" of services shall include:

                 (i) Soliciting or participating or aiding in the solicitation of, as an employee, owner, consultant, partner, agent or otherwise, customers for the sale or provision of the same or similar products sold or services provided by the Company, its parent, affiliates or subsidiaries; or




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                 (ii)     Employing or attempting to employ any executive of
                          the Company, or inducing any executive of the Company to leave the Company's employ, or interfering with, disrupting or attempting to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company, its parent, affiliates or subsidiaries and any customer, supplier or employee of the Company, its parent, affiliates or subsidiaries; or

                 (iii) Establishing, entering into, becoming employed by or for, advising, consulting with or becoming a part of, any company, partnership, corporation or other business entity or venture or in any way engaging in business for himself or for others, in competition with the Company.

                 (c) For purposes of this Agreement, a business shall be considered to be in substantial competition with the Company or its affiliates only if a substantial portion of its business is involved in waste handling, disposal, treatment, collection, waste minimization or recycling or other businesses in which the Company has been engaged or is the subject of then current planning and development activities.

         8. Certain Additional Payments by the Companies: (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of any of the Companies or any of their affiliates to or for the benefit of Bain (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), or any interest or penalties are incurred by Bain with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Bain shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Bain of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Bain retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                 (b) Subject to the provisions of paragraph 8 (c), all determinations required to be made under this paragraph 8, including whether and when Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by USA (the "Accounting Firm"); provided, however, that the Accounting Firm shall not determine that no Excise Tax is payable by Bain unless it delivers to Bain a written opinion (the "Accounting Opinion") that failure to report the Excise Tax on Bain's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. All fees and expenses of the Accounting Firm shall be borne solely by the Companies. Within 15 business days of the receipt of notice from Bain that there has been a




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Payment, or such earlier time as is requested by the Companies, the Accounting
Firm shall make all determinations required under this paragraph 8, shall provide to the Companies and Bain a written report setting forth such determinations, together with detailed supporting calculations, and, if the Accounting Firm determines that no Excise Tax is payable, shall deliver the Accounting Opinion to Bain. Any Gross-Up Payment, as determined pursuant to this paragraph 8, shall be paid by the Companies to Bain within five days of the receipt of the Accounting Firm's determination. Subject to the remainder of this paragraph 8, any determination by the Accounting Firm shall be binding upon the Companies and Bain. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Companies should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in paragraph 8(c) that Bain is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Companies to or for the benefit of Bain.

                 (c) Bain shall notify the Companies in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Companies of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after Bain actually receives notice in writing of such claim and shall apprise the Companies of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Bain to notify the Companies of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Bain under this paragraph 8 except to the extent that the Companies are materially prejudiced in the defense of such claim as a direct result of such failure. Bain shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Companies (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Companies notify Bain in writing prior to the expiration of such period that it desires to contest such claim, Bain shall:

                 (i) give the Companies any information reasonably requested by the Companies relating to such claim;

                 (ii) take such action in connection with contesting such claim as the Companies shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Companies and reasonably acceptable to Bain;

                 (iii) cooperate with the Companies in good faith in order effectively to contest such claim; and

                 (iv) if the Companies elects not to assume and control the defense of such claim, permit the Companies to participate in any proceedings relating to such claim;

provided, however, that the Companies shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and




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hold Bain harmless, on an after-tax basis, for any Excise Tax or income tax
(including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 8(c), the Companies shall have the right, at their sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Bain to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Bain agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Companies shall determine; provided, however, that if the Companies direct Bain to pay such claim and sue for a refund, the Companies shall advance the amount of such payment to Bain, on an interest-free basis and shall indemnify and hold Bain harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Bain with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Companies's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Bain shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                 (d) If, after the receipt by Bain of an amount advanced by the Companies pursuant to paragraph 8(c) Bain becomes entitled to receive any refund with respect to such claim, Bain shall (subject to the Companies's complying with the requirements of paragraph 8(c) promptly pay to the Companies the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Bain of an amount advanced by the Companies pursuant to paragraph 8(c), a determination is made that Bain shall not be entitled to any refund with respect to such claim and the Companies do not notify Bain in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         9. Scope of Agreement: (a) This Agreement constitutes the entire understanding of the parties with respect to Employment Services and compensation to be paid to or in respect of Bain during or after the Employment Term in respect of the covenants and services provided by Bain herein. This Agreement does not supersede, override or replace or impact any employee benefit plan, program, practice or arrangement of Sanifill as such may apply to Bain, except as is specifically provided for herein and except that it is understood and agreed that Sanifill shall not pay any bonus to Bain in respect of services for 1996. The terms and conditions of any (i) stock options granted to Bain by either Sanifill or USA, (ii) any restricted stock grant to Bain by either Sanifill or USA and (iii) any deferred compensation arrangement between Bain and either USA or Sanifill are not modified, amended or superseded by this Agreement. Indemnification provided to Bain by Sanifill or its successors or pursuant to the Merger Agreement shall not be modified, amended or superseded by this Agreement.




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                 (b)      Notwithstanding the continuation of Bain's employment
after the consummation of the Merger as contemplated hereby, and notwithstanding any provision of the Employment Agreement between Bain and Sanifill dated as of March 1, 1996 (the "March Agreement") to the contrary, Sanifill shall begin making payments and providing benefits pursuant to Sections 6(a) and 6(d) of the March Agreement immediately upon consummation of the Merger and shall thereafter continue to make such payments and provide such benefits pursuant to and in accordance with the terms of such Sections 6(a) and 6(d). Each of the three bonus payments contemplated by such Section 6(d) shall be equal to the average of the bonus payments made to Bain by Sanifill in respect of the years 1993, 1994 and 1995. It is specifically agreed that the title, job description and level of responsibility contemplated hereby shall constitute a diminution as contemplated by the second sentence of Section 5(a)(4) of such Employment Agreement, as amended hereby and that the termination of Bain's employment for any reason at any time after the Merger and at or prior to the termination of the Employment Period shall be deemed to constitute an "involuntary termination by the Company without good cause" as contemplated by Section 5(a)(4) of the March Agreement for purposes of Section 6(f) thereof.

         10. Successors: (a) This Agreement is personal to Bain and without the prior written consent of USA shall not be assignable by Bain otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Bain's heirs, executors and other legal representatives.

                 (b) This Agreement shall inure to the benefit of and be binding upon the Companies and may only be assigned to a successor only as described in paragraph 10(c).

                 (c) USA will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of USA to assume expressly and agree to perform this Agreement in the same manner and to the same extent that USA would be required to perform it if no such succession had taken place.

         11. Miscellaneous: (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws that would require the application of the laws of any other state or jurisdiction.

                 (b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                 (c) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and heirs, executors and other legal representatives.

                 (d) All notices and other communications hereunder shall be in writing and shall be given by telecopy or facsimile transmission, by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to such address as either party shall have furnished to the other in writing. Notices to the Companies shall be to the attention of the chief executive officer. Notice and communications shall be effective when actually received by the addressee.

                 (e) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.




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                 (f)      Bain's or the Companies' failure to insist upon
strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Bain or the Companies may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                 (g) This Agreement shall become effective as of the date hereof.

                 IN WITNESS WHEREOF, Bain has hereunto set his hand and, pursuant to the authorization from their boards of directors, each of Sanifill and USA has caused these presents to be executed in its name on its behalf, as of the date first written above.


                                        USA WASTE SERVICES, INC.



                                        By:   /s/ EARL E. DEFRATES
                                           -------------------------------------


                                        SANIFILL, INC.



                                        By:   /s/ RODNEY R. PROTO
                                           ------------------------------------



                                              /s/ LORNE D. BAIN
                                        ---------------------------------------
                                        LORNE D. BAIN





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